Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into as of this 31 day of January, 2020 (the “Resignation Date”), by and among Spirit AeroSystems, Inc. (the “Company”), Spirit AeroSystems Holdings, Inc., the parent of the Company (the “Parent”), and Jose Garcia (the “Executive”).

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.            Resignation. Effective January 29, 2020, the Executive has chosen to resign from his position as Executive Vice President and Chief Financial Officer of the Company and of the Parent and from all other positions he holds as an officer or director of the Company or any of its subsidiaries or as an officer of the Parent. Executive has claimed that his resignation is for Good Reason (as defined in the Employment Agreement entered into on the 23rd day of November 2018 between the Company and the Executive (the “Employment Agreement”)) and the Company disputes that Good Reason exists. No other action was required for these resignations to be effective.

2.            Consideration in Settlement. In consideration of (i) the release of all claims described below in Paragraph 3, (ii) the Covenant Not to Sue in Paragraph 4, (iii) the protective agreements described in Paragraphs 5 and 6, (iv) the agreement of future cooperation in Paragraph 15 and (v) the other terms of this Agreement, the Company agrees to compensate the Executive as follows (subject in all cases to Paragraph 2(k) of this Agreement):

(a)           Separation Payments. The Company shall pay the Executive the sum of $615,000 in cash (the “Separation Payment”), which comprises an amount equivalent to one year of Executive’s current annual base salary. The Separation Payment shall be payable in four substantially equal installments, with the first such installment to be paid to the Executive within thirty (30) days after the Resignation Date and the remaining three installments to be paid to Executive within thirty (30) days after each of the three (3), six (6) and nine (9) month anniversaries of the Resignation Date. For purposes of Section 409A of the Code, each payment made under this Agreement will be treated as a separate payment. The Company and the Executive acknowledge and agree that all payments constitute “wages” for purposes of FICA, FUTA and income tax withholding and such taxes, as well as any other withholdings, that are typically deducted from wages, shall be withheld as to any payments made under this Agreement.

(b)           COBRA. The Company shall provide Executive with the lump sum amount of $20,000, within thirty (30) days after the Resignation Date, to assist Executive with the costs of COBRA medical and dental benefits for a period of twelve (12) months after the Resignation Date.

(c)           STIP Equivalent Award. The Executive shall be entitled to a payment that is equivalent to the amount that would be payable with respect to 2019 under the short-term incentive program (“STIP”) maintained pursuant to and in accordance with the Spirit AeroSystems Holdings, Inc. 2014 Omnibus Incentive Plan (the “OIP”) based upon an assumed performance at target levels (i.e. a STIP score of not less than 1.0). Such amount shall be paid to the Executive in cash at the time the annual award for 2019 under the STIP is otherwise paid to the Company’s executive officers (which shall be no later than March 31, 2020).

(d)          LTIP Awards. The Company shall waive any requirement for the Executive to be employed by the Company with respect to the vesting of the Executive’s awards specifically identified in Exhibit A (the “Specified Unvested Awards”) under the Spirit AeroSystems Holdings, Inc. Amended and Restated Long-Term Incentive Plan (“LTIP”) maintained pursuant to and in accordance with the OIP. For the avoidance of doubt, (i) any other outstanding awards not expressly identified herein that remain unvested on the Resignation Date shall be forfeited, (ii) any Specified Unvested Awards with only service based conditions shall vest in full on the Resignation Date and shall be delivered within thirty (30) days of the Resignation Date, (iii) in the case of Specified Unvested Awards that are performance-based grants, the vesting of any such awards shall occur on the contractual vesting date and shall be subject to the Company’s certification of the satisfaction of applicable performance criteria, (iv) any restrictions on transfer or other similar restrictions with respect to the Specified Unvested Awards will continue to apply as if Executive’s employment had not terminated, (v) all other terms of the Specified Unvested Awards will continue to apply, and (vi) the Company may withhold amount required for the payment of federal or state taxes from the Specified Unvested Amounts at such time and on such terms as it determines to be required or appropriate.

(e)           No Repayment Obligations. Executive shall not be required to reimburse or repay the Company for the following disbursements made to Executive under the Employment Agreement:

(i)            Relocation costs incurred in accordance with Section 3(g) of the Employment Agreement;

(ii)           Cash Sign-On Bonus paid pursuant to Section 3(d) of the Employment Agreement; and

(iii)          Deferred compensation deposited in the Executive’s account in December 2019 pursuant to Section 3(f) of the Employment Agreement (this amount will be distributed to Executive consistent with the terms of the deferred compensation plan).

(f)           Subsequent Sign-On Award. Within thirty (30) days after the Resignation Date, the Company shall pay to Executive a lump sum cash payment of $500,000 in lieu of the Subsequent Sign-On Award (as defined in the Employment Agreement).

(g)           2020 LTIP Award. The Company shall pay to Executive a cash payment of $409,590 in lieu of any 2020 annual LTIP grant, payable on the date otherwise applicable for equity awards granted in February or March 2020 to similarly situated employees of the Company.

(h)           Career Transition Services. The Company agrees to reimburse costs for reasonable and documented career transition services through July 31, 2020. In order to receive this benefit, Executive must contact Jay Hohl at the Company, who will make arrangements for these services from a Company approved vendor.

(i)            Reimbursement of Expenses. The Company shall reimburse Executive for any and all business expenses incurred prior to the Resignation Date for which Executive is entitled to reimbursement under the Employer’s expense reimbursement and perquisite allowance policies and procedures in effect on the date hereof; provided that such reimbursements are submitted to the Company in accordance with such policies and procedures within thirty (30) days from the Resignation Date. Any request for reimbursement submitted after this thirty (30) day period will not be paid. For the avoidance of doubt, Executive shall remain and be held personally responsible to pay the balance of the Company credit card held by Executive as to any personal expenses.

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(j)           Other Continuing Rights. The Executive agrees that, except for his accrued base salary earned through the Resignation Date (which will be paid to Executive no later than the earlier date of what is required under the law or thirty (30) days following the Resignation Date), he has been, or will be pursuant to this Agreement, paid all other compensation due to him, including but not limited to all salary, bonuses, deferred compensation, incentives and all other compensation of any nature whatsoever. Except as set forth above, no other sums (contingent or otherwise) shall be paid to the Executive in respect of his employment by the Company or the Parent, and any such sums (whether or not owed) are hereby expressly waived by the Executive. The foregoing notwithstanding, following the Resignation Date, the Executive shall be entitled to receive his account balance and accrued benefit, as applicable, under the Parent’s Retirement and Savings Plan in accordance with the terms of such plan.

(k)           Contingent Entitlement. The Executive acknowledges that his entitlement to payments and/or vesting under Paragraph 2(a) through (h) shall be conditioned on his continuing compliance with Paragraphs 3, 4, 5, 6, 10(b) and 15 of the Agreement. The Executive’s violation of any obligation within Paragraphs 3, 4, 5, 6, 10(b) or 15 shall terminate the Company’s obligation to continue to make payments and to continue vesting of awards in accordance with Paragraph 2(a) through (h). In addition, nothing in this Agreement will limit in any way the operation of the Company’s policies described in Section 3(m) of the Employment Agreement.

3.            General Release. As a material inducement to the Company and the Parent to enter into this Agreement and in consideration of the payments to be made by the Company and the Parent to the Executive in accordance with Paragraph 2 above, the Executive, on behalf of himself, his representatives, agents, estate, heirs, successors and assigns, and with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with his counsel, releases and discharges the Company, the Parent, and their respective shareholders, officers, directors, supervisors, members, managers, employees, agents, representatives, attorneys, insurers, parent companies, divisions, subsidiaries, affiliates and all employee benefit plans sponsored or contributed to by the Company or the Parent (including any fiduciaries thereof), and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has (through the Resignation Date), whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy; provided, however, and subject to Paragraph 4 below, the Agreement is not intended to and does not limit the Executive’s right to file a charge or participate in an investigative proceeding of the EEOC or another governmental agency. Without limiting the generality of the foregoing, it being the intention of the parties to make this release as broad and as general as the law permits, this release specifically includes, but is not limited to, and is intended to explicitly release, any claims under the Employment Agreement; any and all subject matter and claims arising from any alleged violation by the Released Parties under the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended (whether such subject matter or claims are brought on an individual basis, a class representative basis, or otherwise on behalf of an employee benefit plan or trust); the Kansas Act Against Discrimination, the Kansas Age Discrimination in Employment Act, the Kansas wage payment statutes, and other similar state or local laws; the Americans with Disabilities Act; the Family and Medical Leave Act; the Genetic Information Nondiscrimination Act of 2008; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, tort claim, employment or other contract or implied contract claim, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, invasion of privacy, or any other claim, arising out of or involving his employment with the Company, the termination of his employment with the Company, or involving any other matter, including but not limited to the continuing effects of his employment with the Company or termination of employment with the Company.

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The Executive further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. The Executive hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Kansas. The foregoing notwithstanding, the Company and the Parent hereby acknowledge and agree that the foregoing release shall not apply with respect to the Executive’s rights (i) to enforce the terms of this Agreement, (ii) vested benefits and (iii) to the fullest extent permitted by law, to indemnification, advancement and/or insurance coverage as an officer of the Company and/or the Parent in accordance with the Company’s and the Parent’s certificate of incorporation and bylaws and the terms of any indemnification agreement with the Parent and/or the Company to which the Executive is a party as of the date hereof, and in accordance with the law, if applicable, and to continued coverage under the Company’s and its Parent’s Directors and Officers liability insurance policies as in effect from time to time.

4.            Covenant Not to Sue. The Executive, for himself, his heirs, executors, administrators, successors and assigns agrees not to bring, file, claim, sue or cause, assist, or permit to be brought, filed, or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Paragraph 3 above, and further agrees that this Agreement will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If the Executive files a charge or participates in an investigative proceeding of the EEOC or another governmental agency, or is otherwise made a party to any proceedings described in Paragraph 3 above, the Executive will not seek and will not accept any personal equitable or monetary relief in connection with such charge or investigative or other proceeding.

5.            No Disparaging, Untrue Or Misleading Statements. Executive represents that he has not made, and agrees that he will not make, to any third party any disparaging, untrue, or misleading written or oral statements about or relating to the Company, or its products or services (or about or relating to any officer, director, agent, employee, or other person acting on the Company’s behalf). The Company agrees to use reasonable efforts to ensure that its “named executive officers”, as such term is defined under Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission will not make, to any third party any disparaging, untrue, or misleading written or oral statements about or relating to Executive. The foregoing provision shall not be effective with respect to any information required to be disclosed by the Executive, Company or named executive officers by the order of a court or administrative agency, subpoena or other legal or administrative demand.

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6.            Protective Agreement. The Executive acknowledges and agrees that he shall continue to be bound by the terms and conditions of Section 4 of the Employment Agreement, the terms of which are incorporated herein by reference; provided, that the parties agree that the noncompetition and non-solicitation periods as set forth under Sections 4(c) and (d) of the Employment Agreement shall be applicable for a period of one year following the Resignation Date.

7.            Permitted Activities. Notwithstanding any other provision of this Agreement or the Employment Agreement, nothing in this Agreement is intended to, or does, preclude Executive from (i) contacting, reporting to, responding to an inquiry from, filing a charge or complaint with, communicating with, or otherwise participating in an investigation conducted by, the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency, commission, or regulatory body; (ii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iii) otherwise making truthful statements as required by law or valid legal process; (iv) engaging in any concerted or other legally protected activities; or (v) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law.

Furthermore, notwithstanding the provisions herein, Executive understands that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Executive likewise understands that, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secret(s) to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

8.            Severability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify the Agreement so that, once modified, the Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

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9.            Waiver. A waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

10.          Miscellaneous Provisions.

(a)           Representation. The Executive represents and certifies that he has carefully read and fully understands all of the provisions and effects of this Agreement, has knowingly and voluntarily entered into this Agreement freely and without coercion, and acknowledges that the Company advised him to consult with an attorney prior to executing this Agreement. The Executive is voluntarily entering into this Agreement and neither the Company nor its employees, officers, directors, representatives, attorneys or other agents made any representations concerning the terms or effects of this Agreement other than those contained in the Agreement itself and the Executive is not relying on any statement or representation by the Company or any other Released Parties in executing this Agreement. The Executive is relying on his own judgment and that of his attorney to the extent so retained. The Executive also specifically affirms that this Agreement clearly expresses his intent to waive fraudulent inducement claims, and that he disclaims any reliance on representations about any of the specific matters in dispute.

(b)           Return of Property. On or within five (5) business days following the Resignation Date, the Executive shall return to the Company and/or, in the case of electronic information, destroy all of the Company’s and the Parent’s and their respective subsidiaries property that is in the Executive’s possession, custody or control, including, without limitation, (a) all keys, access cards, badges, credit cards, mobile devices, computer hardware, computer software, data, materials, documents, records, policies, client and customer information, marketing information, design information, specifications and plans, data base information and lists, and any other property or information of the Company, the Parent and their subsidiaries (whether those materials are in paper or computer-stored form), and (b) all documents and other property containing, summarizing, or describing any Confidential Information (as defined in the Employment Agreement), including all originals and copies, except for property which the Company may otherwise agree in writing that the Executive may retain in order to perform the transition services hereunder or otherwise. The Executive affirms that he will not retain any such property or information in any form (except as permitted in accordance with the preceding sentence), and will not give copies of such property or information or disclose their contents to any other person. The foregoing provisions notwithstanding, the Company will allow Executive to retain the cell phone used by him while an employee of Company, including the cell phone number and Outlook contacts (whether on his mobile device or his computer), provided that such device is made available to the Company so the Company may take any necessary steps to remove any proprietary or confidential information from said device, as determined by the Company. Executive acknowledges and agrees that if he discovers any such information on these devices, he will immediately notify the Company so that additional steps can be taken to ensure that such information is removed. Furthermore, the Executive shall immediately inform any individual who contacts him based upon his prior role with the Company that he is no longer with the Company and shall refer said contact to his successor. Nothing in this Paragraph in any way limits Executive’s obligations or responsibilities related to the use of the Company’s confidential information.

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11.            Complete Agreement. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings, whether oral or written, between the parties pertaining to actual or potential claims arising from the Executive’s employment with the Company and the Parent or the termination of the Employment Agreement and the Parent; provided, that all obligations and rights arising under Paragraph 3(m) and 4 of the Employment Agreement, which are incorporated by reference herein, shall not be superseded and shall remain in full force and effect. The Company’s payment obligations under this Agreement shall become effective on the Resignation Date, contingent upon the Executive’s compliance with his obligations hereunder. Effective as of the end of the day on the Resignation Date, the Employment Agreement shall terminate. The Executive expressly warrants and represents that no promise or agreement which is not herein expressed has been made to him in executing this Agreement. The Executive further expressly represents and warrants that he will not hereafter seek reinstatement, recall or re-employment with the Company, the Parent or any of their respective subsidiaries or affiliates.

12.            No Pending or Future Lawsuits. The Executive represents that he has no lawsuits, claims or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the Released Parties. The Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the Released Parties.

13.            No Admission of Liability. The Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by the Executive. No action taken by the Company or Executive hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission of any fault or liability whatsoever.

14.            Reimbursement. If the Executive or his heirs, executors, administrators, successors or assigns (a) is in breach of or breaches Paragraphs 3, 4, 5, 6, 10(b) or 15 of this Agreement, (b) attempts to challenge the enforceability of this Agreement, or (c) files a charge of discrimination, a lawsuit of any kind or nature against one or more of the Released Parties, or a claim of any kind or nature released herein against one or more of the Released Parties, the Executive or his heirs, executors, administrators, successors or assigns shall be obligated to tender back to the Company, as a contractual remedy hereunder, all payments made to him or them under Paragraph 2 of this Agreement, including, for avoidance of doubt, any payments resulting from the vesting of Specified Unvested Awards following the Resignation Date, or any amount of actual damages proven by the Company, if greater. Further, the Executive shall indemnify and hold harmless the Company, its shareholders, employees, officers, directors and other agents from and against all claims, damages, demands, judgments, losses, costs and expenses, including attorneys’ fees, or other liabilities of any kind or nature arising out of said breach, challenge or action by the Executive, his heirs, executors, administrators, successors or assigns. The Company and the Executive acknowledge that the remedy set forth hereunder is not to be considered a form of liquidated damages and the tender back shall not be the exclusive remedy hereunder.

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15.            Future Cooperation. Upon request, Executive agrees to provide reasonable assistance and cooperation taking into account Executive’s schedule, without the necessity of subpoena, in any matter or matters (including but not limited to any regulatory, law enforcement or judicial investigations or proceedings, mediations, arbitrations or lawsuits, any claim negotiations with customers or suppliers, or otherwise) of which the Company identifies Executive as potentially having knowledge (or otherwise relating to Executive’s expertise or experience), where deemed appropriate by the Company, including providing truthful information, consulting, training, preparing for, and/or attending any hearing or proceeding (whether relating to the Company’s defense or prosecution of any existing or future actions, arbitrations, claims or litigations or otherwise). The Company will reimburse Executive for the reasonable costs and expenses in connection therewith (including without limitation travel expenses including lodging, food, and car service), provided however that such payments (i) are not intended to influence in any way the testimony Executive gives under oath, and Executive agrees to testify truthfully and (ii) do not encompass attorney’s fees incurred by Executive. The Company’s agreement to reimburse Executive through this Agreement is not based, conditioned or contingent in any way on the substance, content or efficacy of Executive’s testimony, or the outcome of any particular matter.

16.            Amendment. This Agreement may not be altered, amended, or modified except in writing signed by both the Executive and the Company.

17.            Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

18.            Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Kansas, and any court action commenced to enforce this Agreement shall have as its sole and exclusive venue the County of Sedgwick, Kansas. In addition, the Executive and the Company waive any right he or it may otherwise have to a trial by jury in any action to enforce the terms of this Agreement.

19.            409A. The intent of the parties is that any payments and benefits provided under this Agreement comply with the provisions of Internal Revenue Code Section 409A and the treasury regulations, guidance, and exemptions promulgated thereunder (collectively "Code Section 409A") so as not to subject Executive to the payment of the tax, interest and any tax penalty that may be imposed under Code Section 409A. Accordingly, to the maximum extent permitted, all provisions of this Agreement shall be construed, interpreted, and administrated in a manner consistent and in compliance with Code Section 409A. In furtherance thereof, to the extent that any provision hereof would otherwise result in Executive being subject to payment of tax, interest and tax penalty under Section 409A, the Company and Executive agree to amend this Agreement in a manner that brings this Agreement into compliance with Code Section 409A and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to Executive.

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20.            Execution of Agreement. This Agreement may be executed in counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Agreement. This Agreement, to the extent signed and delivered by means of a facsimile machine or by PDF file (portable document format file), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the originally signed version delivered in person. At the request of any party hereto, each other party shall re-execute original forms hereof and deliver them to all other parties.

PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

IN WITNESS WHEREOF, the Executive, the Company and the Parent have voluntarily signed this Resignation Agreement and General Release consisting of ten (10) pages (including the Exhibit hereto) effective as of the first date set forth above.

SPIRIT AEROSYSTEMS, INC.	JOSE GARCIA

By:	/s/ Justin Welner

Its:	VP, HR, EHS and Corporate Administration	/s/ Jose Garcia

SPIRIT AEROSYSTEMS HOLDINGS, INC.

By:	/s/ Sam Marnick

Its:	EVP, CAO & Strategy

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EXHIBIT A

GARCIA UNVESTED LTIP AWARDS

Award Date	Vesting Date	Type of Award	No of Total Unvested Shares as of January 28, 2020	No. of Unvested Shares to Which Executive Is Entitled Hereunder (Subject to Criteria Unknown until Vesting Date(s))
2/6/2019	Resignation Date	Sign-On Award – Time/Service Based Award	10,861	100%
2/6/2019	2/6/2022	Performance-Based Award - TSR	1,981 at Target performance	66 2/3%, subject to satisfaction of performance conditions. For avoidance of doubt, this equals 1,321 shares (at Target Performance)
2/6/2019	2/6/2022	Performance-Based Award - FCF	2,715 at Target performance	66 2/3%, subject to satisfaction of performance conditions. For avoidance of doubt, this equals 1,801 shares (at Target Performance)
2/6/2019	Resignation Date	Time/Service Based Award	8,015	66 2/3%. For avoidance of doubt, this equals 5,344 shares
11/5/2019	Resignation Date	Time/Service Based Award	5,880	100%

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